Issuer Free Writing Prospectus
Filed pursuant to Rule 433
Registration Statement No. 333-68283
December 6, 2005
AMB PROPERTY CORPORATION
SERIES O CUMULATIVE REDEEMABLE PREFERRED STOCK
Final Term Sheet
Issuer: AMB Property Corporation (AMB)
Security: 7.00% Series O Cumulative Redeemable Preferred Stock
Size: 3,000,000 shares
Over-allotment option: 0 shares
Type of security: SEC Registered — Registration Statement No. (333-68283)
Public offering price: $25.00 per share; $75,000,000 total
Underwriting discounts and commissions: $0.7875 per share; $2,362,500 total
Proceeds to the Company, before expenses: $24.2125 per share; $72,637,500 total
Estimated Company expenses: $450,000, other than underwriting discounts and commissions
Expected net proceeds after deducting underwriting discounts and commissions and estimated transaction expenses payable by us: $72,187,500
Bookrunners: Wachovia Capital Markets, LLC and J.P. Morgan Securities Inc.
Co-manager: RBC Dain Rauscher Inc.

Underwriting:	Wachovia Capital Markets, LLC J.P. Morgan Securities Inc. RBC Dain Rauscher Inc. BB&T Capital Markets, a Division of Scott & Stringfellow, Inc.	1,185,000 1,185,000 240,000 30,000
	Ferris, Baker Watts, Incorporated H&R Block Financial Advisors, Inc. JVB Financial Group LLC Keefe, Bruyette & Woods, Inc. KeyBanc Capital Markets, a Division of McDonald Investments Inc.	30,000 30,000 30,000 30,000 30,000
	Morgan Keegan & Co. Oppenheimer & Co. Inc. Pershing Trading Company LP Piper Jaffray & Co. Robert W. Baird & Co. Incorporated Stifel, Nicolaus & Company, Incorporated Wells Fargo Securities, LLC	30,000 30,000 30,000 30,000 30,000 30,000 30,000
Dividend rights: 7.00% of the liquidation preference per annum; $1.75 per annum per share, cumulative from December 13, 2005

Redemption: The shares may not be redeemed until on or after December 13, 2010
Settlement date: December 13, 2005 (T+5)
Delivery date: December 13, 2005
Selling concession: Not to exceed $0.50 per share
Reallowance to other dealers: Not to exceed $0.45 per share
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-326-5897 or you may e-mail a request to syndicate.ops@wachovia.com.